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EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders
SCS Transportation, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-103661 and 333-100649) of SCS Transportation, Inc. of our report dated January 21, 2004 (except for Note 14, which is as of February 16,
2004) with respect to the consolidated balance sheets of SCS Transportation, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002, which report appears in the December 31, 2003 annual report on Form 10-K of SCS Transportation, Inc.

Our report refers to a change in the Company's method of accounting for goodwill. Our report also refers to our audit of the disclosures added to revise the 2001 consolidated financial statements, as more fully described in Notes 5 and 13 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financials statements other than with respect to such disclosures.

KPMG LLP
Kansas City, Missouri
February 23, 2004